Lake Shore Bancorp, Inc. Announces

2023 First Quarter Financial Results

DUNKIRK, N.Y. — April 26, 2023 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.7 million, or $0.29 per diluted share, for the 2023 first quarter compared to net income of $1.1 million, or $0.18 per diluted share, for the 2022 first quarter.

“We are pleased with Lake Shore’s financial results during the first quarter of 2023”, stated Kim Liddell, President and CEO. “We, like most Banks, were susceptible to the rapidly rising rate environment and increased interest expenses during the first quarter.  Even with those headwinds Lake Shore performed well, a testament to its core strength of building relationships one customer at a time for the last 132 years.”

2023 First Quarter Financial Highlights:

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Net income increased to $1.7 million during the 2023 first quarter, an increase of $623,000, or 58.7%, when compared to the 2022 first quarter. Net income during the three months ended March 31, 2023 was positively impacted by an increase in net interest income and a decrease in (credit) provision for credit losses, partially offset by an increase in non-interest expenses;

•

Net interest income increased $823,000, or 15.1%, to $6.3 million during the 2023 first quarter in comparison to the 2022 first quarter, primarily due to an increase in the average yield earned on interest-earning assets and an increase in the average balance of interest-earning assets since March 31, 2022;

•	Average loan yield increased 88 basis points when compared to the three months ended March 31, 2022, primarily due to an increase in market interest rates;
•	Total deposits increased by $25.1 million, or 4.4% since December 31, 2022, primarily due to an increase in brokered deposits and time deposits;
•	Net interest margin and interest rate spread was 3.76% and 3.49%, respectively, for the 2023 first quarter as compared to 3.38% and 3.30%, respectively, for the 2022 first quarter; and
•	Non-performing loans as a percent of total net loans was 0.48% and 0.51% at March 31, 2023 and December 31, 2022, respectively.

Net Interest Income

2023 first quarter net interest income increased $823,000, or 15.1%, to $6.3 million as compared to $5.5 million for the 2022 first quarter.

Interest income for the 2023 first quarter was $8.0 million, an increase of $2.0 million, or 34.0%, compared to $5.9 million for the 2022 first quarter.  The increase was primarily due to a 108 basis points increase in the average yield on interest-earning assets due to an increase in market interest rates. The increase was also due to a $54.1 million, or 10.4%, increase in the average balance of loans since March 31, 2022.

2023 first quarter interest expense was $1.7 million, an increase of $1.2 million, or 256.2%, from $466,000 for the 2022 first quarter.  The increase in interest expense was primarily due to a 90 basis points increase in average interest paid on interest bearing liabilities and a $23.1 million increase in average interest-bearing liabilities.  During the first quarter of 2023, there was a $965,000 increase in interest paid on deposit accounts due to an 80 basis points increase in the average interest rate paid.  The increase in the average rate paid on deposit accounts was primarily due to the increase in market interest rates since March 31, 2022. Average deposit balances were $482.6 million, an 8.1% increase during the 2023 first quarter, resulting from an increase in certificate of deposits and brokered deposits since March 31, 2022.  During the 2023 first quarter, interest expense on short-term and long-term debt increased by $229,000, or 221.2%, compared to the 2022 first quarter, primarily due to a $19.3 million increase in average debt outstanding.

Non-Interest Income

Non-interest income was $554,000 for the 2023 first quarter, a decrease of $178,000, or 24.3%, as compared to the 2022 first quarter. The decrease was primarily due to a $232,000 net increase in unrealized losses on interest rate swap products as a result of rising interest rates.  The decrease was partially offset by a $36,000 increase in service charges and fees and debit card income and a $7,000 increase in earnings on bank owned life insurance.

Non-Interest Expense

Non-interest expense was $5.5 million for the 2023 first quarter, an increase of $985,000, or 21.7%, as compared to $4.5 million for the 2022 first quarter. Professional services expense increased by $551,000, or 184.3%, primarily due to an increase in legal, auditing services, regulatory assessments and consulting costs during the 2023 first quarter associated with remediation activities related to regulatory concerns.   Salary and employee benefits expense increased $372,000, or 15.5%, primarily due to the addition of staffing resources, annual salary increases, an increase in the cost to attract and retain employees in our market area and an increase in employee benefits. FDIC Insurance expense increased by $50,000, or 111.1%, during the quarter primarily due to an increase in premium assessments.  Data processing costs increased $63,000, or 20.0%, primarily due to an increase in costs related to core system maintenance and enhancements to existing IT security protocols. Advertising expense increased $42,000, or 30.8%, primarily due to an increase in marketing costs during the first quarter of 2023. Other expenses decreased $147,000, or 28.3%, primarily due to a one-time, insurance related expense being recorded during the first quarter of 2022.

Credit Quality

The Company adopted the Current Expected Credit Losses (“CECL”) methodology to record expected credit losses on our loan portfolio effective January 1, 2023.  The adoption of CECL under current accounting guidance resulted in a pre-tax increase to the allowance for credit losses on loans of $282,000, with an offset to the Company’s retained earnings.  The Company is utilizing the vintage model to estimate its allowance for credit losses on loans.   During the three months ended March 31,

2023, the Company recorded a $625,000 credit to the allowance for credit losses on loans due to a change in the forecasting factor from January 1, 2023.

The provision for credit losses was $400,000 for the three months ended March 31, 2022.

Non-performing loans as a percent of total net loans decreased to 0.48% at March 31, 2023 as compared to 0.51% at December 31, 2022. The Company’s allowance for credit losses as a percent of total loans was 1.17%, at March 31, 2023 and 1.23% at December 31, 2022.

Balance Sheet Summary

Total assets at March 31, 2023 were $730.1 million, a $30.2 million increase, or 4.3%, as compared to $699.9 million at December 31, 2022. Cash and cash equivalents increased by $29.1 million, or 302.2%, from $9.6 million at December 31, 2022 to $38.7 million at March 31, 2023.  The increase was primarily due to an increase in deposit accounts and long-term borrowings. Securities available for sale was $73.8 million at March 31, 2023 as compared to $73.0 million at December 31, 2022.  Loans receivable, net at March 31, 2023 and December 31, 2022 were $574.4 million and $573.5 million, respectively.  Total deposits at March 31, 2023 were $595.2 million, an increase of $25.1 million, or 4.4%, compared to $570.1 million at December 31, 2022 primarily due to an increase in brokered deposits and time deposits. Total borrowings increased to $41.3 million, an increase of $3.7 million, or 9.9% as compared to $37.5 million as of December 31, 2022.

Stockholders’ equity at March 31, 2023 was $83.7 million, a $2.5 million increase, or 3.1%, as compared to $81.2 million at December 31, 2022. The increase in stockholders’ equity was primarily attributed to a $1.3 million unrealized mark-to-market gain on the available for sales securities portfolio recognized in other comprehensive income. The increase in stockholders’ equity was also attributed to net income earned during the three months ended March 31, 2023, which was partially offset by the initial entry recorded to retained earnings upon the adoption of CECL.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, compliance with the Bank’s Consent Order and an Individual Minimum Capital Requirement both issued by the Office of the Comptroller of the Currency, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, unanticipated changes in our liquidity position, climate change, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees,  regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2023	2022
	(Unaudited)
	(Dollars in thousands)

Total assets	$730,064	$699,914
Cash and cash equivalents	38,739	9,633
Securities available for sale	73,751	73,047
Loans receivable, net	574,408	573,537
Deposits	595,207	570,119
Short-term borrowings	2,030	12,596
Long-term debt	39,250	24,950
Stockholders’ equity	83,697	81,184

Statements of Income
	Three Months Ended
	March 31,
	2023	2022
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$7,951	$5,934
Interest expense	1,660	466
Net interest income	6,291	5,468
(Credit) Provision for credit losses	(625)	400
Net interest income after (credit) provision for credit losses	6,916	5,068
Total non-interest income	554	732
Total non-interest expense	5,517	4,532
Income before income taxes	1,953	1,268
Income tax expense	269	207
Net income	$1,684	$1,061
Basic and diluted earnings per share	$0.29	$0.18
Dividends declared per share	$-	$0.16

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2023	2022
	(Unaudited)

Return on average assets	0.94%	0.98%
Return on average equity	8.15%	7.78%
Average interest-earning assets to average interest-bearing liabilities	127.65%	129.18%
Interest rate spread	3.49%	3.30%
Net interest margin	3.76%	3.38%

	March 31,	December 31,
	2023	2022
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.48%	0.51%
Non-performing assets as a percent of total assets	0.39%	0.43%
Allowance for credit losses as a percent of total loans	1.17%	1.23%
Allowance for credit losses as a percent of non-performing loans	242.08%	240.96%

	March 31,	December 31,
	2023	2022
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,693,358	5,705,225
Treasury stock, number of shares held	1,143,156	1,131,289
Book value per share	$14.70	$14.23